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                                                                   Exhibit 12(b)

                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
          Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends


                                                            First Quarter
                                                           Ended March 31,               Years Ended December 31,
                                                          -----------------   -----------------------------------------------
(millions except ratios)                                   1996      1995      1995      1994      1993     1992 (1)    1991
                                                          ------    ------    ------    ------    ------    -------    ------
Income from continuing operations
   before provision for income taxes                      $145.6    $136.7    $458.0    $397.0    $331.6     $179.1    $242.4

Add back fixed charges:

Interest on indebtedness                                    13.8      13.0      55.5      46.4      42.3       41.9      40.7

Interest on ESOP                                             1.2       1.4       5.3       5.9       6.5        6.9       7.2

Portion of rents representative of
   interest factor                                           6.7       7.2      21.4      28.7      26.1       19.2      15.4
                                                          ------    ------    ------    ------    ------     ------    ------
   Income as adjusted                                     $167.3    $158.3    $540.2    $478.0    $406.5     $247.1    $305.7
                                                          ======    ======    ======    ======    ======     ======    ======
Fixed charges and preferred stock dividends:

Interest on indebtedness:                                 $ 13.8    $ 13.0    $ 55.5    $ 46.4    $ 42.3     $ 41.9    $ 40.7

Preferred stock dividends                                    7.8      10.3      37.5      48.4      47.5       20.3       3.5
                                                          ------    ------    ------    ------    ------     ------    ------
   Interest and dividends                                   21.6      23.3      93.0      94.8      89.8       62.2      44.2

Interest on ESOP                                             1.2       1.4       5.3       5.9       6.5        6.9       7.2

Portion of rents representative of
   interest factor                                           6.7       7.2      21.4      28.7      26.1       19.2      15.4
                                                          ------    ------    ------    ------    ------    -------    ------
   Total fixed charges and preferred
      stock dividends                                     $ 29.5    $ 31.9    $119.7    $129.4    $122.4     $ 88.3    $ 66.8
                                                          ======    ======    ======    ======    ======     ======    ======
Ratio of earnings to combined fixed
 charges and preferred stock dividends                       5.7       5.0       4.5       3.7       3.3        2.8       4.6
                                                          ======    ======    ======    ======    ======     ======    ======
Ratio of earnings to combined fixed
 charges and preferred stock dividends (2)                   6.8       6.0       5.8       4.8       4.5        4.1       5.9
                                                          ======    ======    ======    ======    ======     ======    ======

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.

(2) The calculation of this ratio of earnings to fixed charges reflects the addition of the income from discontinued operations before the provision for income tax component for each period presented.
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